Exhibit 99.1
Ovid Therapeutics Reports Business Updates and First Quarter 2026 Financial Results
•Dosed first participant with OV4071, the first-ever oral potassium-chloride cotransporter 2 (KCC2) direct activator, in May 2026 in a Phase 1 study with healthy volunteers
•OV329 showed favorable safety, tolerability, pharmacokinetics (PK), and drug exposure at higher doses, supporting the planned advancement of Phase 2 and proof-of-concept studies
•Announced development expansion of OV329 into additional pediatric indications of tuberous sclerosis complex (TSC) seizures and infantile spasms (IS), conditions for which GABA-aminotransferase (GABA-AT) inhibition is a validated mechanism
•Strengthened balance sheet, raising $60.0 million of gross proceeds in March 2026 PIPE financing with participation from leading healthcare investors
•Received $53.9 million in gross proceeds upon full exercise of Series A warrants in connection with October 2025 PIPE financing
•Cash, cash equivalents and marketable securities were $165.6 million as of March 31, 2026, which does not include $27.3 million in proceeds received in April 2026 from exercise of Series A warrants
NEW YORK, May 12, 2026 – Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company dedicated to pioneering better, gentler medicines for brain disorders with significant unmet need, today provided business updates including financial results for the first quarter ended March 31, 2026.
“Our first quarter reflected focused execution and continued progress across our pipeline of potentially transformative small molecule medicines for intractable brain conditions,” stated Meg Alexander, President and Chief Executive Officer. “Our development programs remain on track, our clinical organization has expanded, and we expect to be well capitalized into 2029, positioning us for multiple anticipated proof-of-concept and proof-of-signal readouts. We are especially pleased to have initiated Phase 1 dosing this month for our oral KCC2 direct activator, OV4071, alongside the expansion of OV329’s development programs, as we advance therapies targeting mechanisms central to excitatory/inhibitory balance in the brain.”

PIPELINE AND BUSINESS UPDATES
OV329: Higher dose cohorts demonstrate favorable safety, tolerability, PK and exposure profile, supporting advancement into patient studies
In March 2026, Ovid reported a favorable safety and tolerability profile from a 7 mg dose cohort of OV329, a next-generation GABA-AT inhibitor being developed for drug-resistant epilepsies. The Company also tested a higher dose cohort at 9 mg in April 2026 to further characterize the safety and tolerability profile above the intended clinical dose. Across all doses tested, including at the higher 9 mg dose, OV329 demonstrated a favorable safety and tolerability profile in clinical studies, with no treatment-related serious adverse events observed. These 7 mg dose results build upon previously reported positive biomarker results, which provided linear and predictable pharmacokinetics, and delivered the desired drug exposure in human plasma to maximize the Company’s pharmacology strategy for optimal enzyme inhibition. The targeted exposure levels have been associated with cortical inhibition in humans and anti-convulsant activity in pharmacodynamic models.
OV329 Phase 2 development: Advancing dose-confirmatory and proof-of-concept studies in treatment-resistant epilepsies
Ovid believes the drug exposure, PK, safety, and tolerability profile observed with the 3 mg, 5 mg, 7 mg and 9 mg doses of OV329 are supportive of continued clinical development and provide dose optionality for planned Phase 2 proof-of-concept and dose confirmatory studies.
Ovid plans to initiate an open-label photo paroxysmal response (PPR) study to evaluate the anti-seizure potential of OV329. PPR studies are a well-recognized methodology for characterizing anti-convulsant activity potential by evaluating the electroencephalography (EEG) PPR response as a predictor of anti-seizure effect in a photo-sensitive seizure population.
In parallel, the Company plans to launch a Phase 2 randomized, placebo-controlled trial designed to determine seizure reduction efficacy, safety and tolerability in people living with treatment-resistant focal onset seizures (FOS). Ovid anticipates initiating the Phase 2 study in the second quarter of 2026.
OV329: Adding complementary development programs in TSC and IS
Ovid announced plans to add two new development programs for OV329 to assess its efficacy in TSC-associated seizures and IS using a pediatric formulation. GABA-AT inhibition is a validated anti-convulsant mechanism of action in these conditions; however, it is underutilized commercially today due to compound-specific safety concerns associated with the first-generation GABA-AT inhibitor, vigabatrin. With OV329, the Company intends to develop a next-generation GABA-AT inhibitor that is safe, efficacious, and well tolerated and which thereby, might be used as an earlier line therapy and for increased duration of treatment relative to vigabatrin. There is tremendous unmet medical need in these severe pediatric epilepsies and there have been few-to-no new medicines approved in these conditions in the last twenty years.
Ovid plans to initiate a proof-of-concept safety and signal-finding study in Q4 2026 to evaluate OV329 in patients with TSC-associated seizures. Additionally, the Company plans to launch a safety and signal finding study to evaluate patients with IS in 2027.

KCC2 direct activator portfolio: Humans dosed with OV4071 in Q2 2026; advancing additional unique KCC2 development candidates from discovery engine
Ovid recently dosed the first participant in its Phase 1 study evaluating OV4071 in healthy volunteers. Additionally, in April 2026, the Company highlighted its KCC2 portfolio at a dedicated R&D event. The R&D event featured experimental, translational and clinical experts in schizophrenia and psychosis and reviewed extensive pharmacodynamic data, translational and clinical strategies. The Company is developing multiple, unique molecules with differentiated therapeutic profiles and formulations for potential conditions including a range of psychoses, neurodegenerative and neurodevelopmental disorders and epilepsies.
Key programs include:
•OV4071 (Oral KCC2 activator); Initiated a Phase 1 study and dosed healthy volunteers: OV4071, Ovid’s lead oral direct activator intended for chronic conditions, is advancing in an ongoing Phase 1 study in healthy volunteers. As part of the clinical development plan, Ovid intends to conduct a ketamine challenge study in the second half of 2026 to further characterize potential pharmacodynamic effects and proof-of-mechanism using electrophysiology and biomarkers. Ovid plans to study OV4071 initially in Parkinson’s disease psychosis and Lewy body dementia psychosis, as well as schizophrenia. At the American Psychiatric Association (APA) Annual Meeting, taking place May 16-20, 2026, in San Francisco, Ovid will present a poster showcasing preclinical work that supports KCC2 direct activation as a potential new approach for psychosis and reflects continued progress in the development of Ovid’s KCC2 direct activator portfolio.
•KCC2 portfolio expansion; Advancing next-generation compounds to support broad CNS therapeutic potential: Ovid has a discovery engine focused on identifying novel KCC2 direct activator molecules that are amenable for oral and injectable administration and moving them into IND-enabling studies. The Company believes KCC2 direct activation may have expansive therapeutic potential and is building a sustainable pipeline designed to unlock the full therapeutic potential of this novel mechanism across multiple indications.
BUSINESS STRATEGY AND UPDATES
Recent Events
On April 17, 2026, the Series A warrants issued by the Company in connection with its October 2025 private placement expired. The aggregate number of common shares underlying the Series A warrants was 38,481,325, and investors elected to exercise the warrants into 33,597,860 shares of the Company’s common stock for $1.40 per share and 4,883,464 pre-funded warrants for $1.399 per share, resulting in proceeds to the Company of approximately $53.9 million of which $26.6 million was received in March, and $27.3 million was received in April.
Separately, in March 2026, the Company raised $60.0 million in gross proceeds in a private placement financing, with participation from leading healthcare investors. The Company plans to use the net proceeds of $56.2 million to support expansion of OV329 into TSC and IS. The proceeds from the exercise of the Series A Warrants, together with the proceeds from the private placement financing, are expected to extend the Company’s financial runway into 2029.

First Quarter 2026 Financial Results
•Cash, cash equivalents and marketable securities as of March 31, 2026 totaled $165.6 million; which excludes $27.3 million in proceeds received in April 2026 upon exercise of the Series A warrants.
•Research and development expenses were $11.2 million for the first quarter ended March 31, 2026, compared to $6.7 million for the same period in 2025. The increase is primarily related to elevated preclinical and clinical study activities on the OV329 and OV4071 programs.
•General and administrative expenses were $6.7 million for the first quarter ended March 31, 2026, as compared to $6.0 million for the same period in 2025. The increase between the periods was comprised of accounting and audit, legal, business development and other professional fees, offset by a decrease in payroll and related expenses resulting from lower headcount between the periods as well as recognition of approximately $0.6 million of severance and talent acquisition costs in the quarter ended March 31, 2025.
•Total operating expenses were $17.8 million for the first quarter ended March 31, 2026, as compared to $12.6 million for the same period in 2025.
•Ovid reported a net loss of $17.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.12, for the three months ended March 31, 2026, as compared to a net loss of $10.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.14, for the same period in 2025.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company dedicated to pioneering better, gentler medicines for the brain. The Company discovers and develops differentiated, small molecule medicines for neurological and neuropsychiatric disorders with significant unmet need. Ovid is developing: OV329, a next-generation GABA-aminotransferase inhibitor, as a potential therapy for treatment-resistant focal onset seizures (FOS) and developmental and epileptic encephalopathies (DEEs), including tuberous sclerosis complex (TSC) and infantile spasms (IS); and OV4071 and others within a library of compounds that directly activate the KCC2 transporter, for multiple CNS disorders. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements” including, without limitation, statements regarding the reproducibility and durability of any favorable results initially seen to date in clinical trials; the expected timing of initiation, completion, and results and data of Ovid’s ongoing and planned clinical studies, the potential use and development of OV329, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support Ovid’s operations and development programs; the potential opportunity and ability to achieve full therapeutic potential of OV329, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; Ovid’s clinical pipeline strategy and plans for future clinical studies; the intended use of the proceeds from Series A warrant exercises and the March 2026 private placement, including for the development of OV329 in additional indications including TSC and IS; and other statements that are not historical fact. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plan,” “potentially,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-

looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, impediments to Ovid’s ability to achieve expected benefits of cost-savings efforts, risks related to Ovid’s ability to achieve its financial objectives, and the risk that Ovid may not be able to realize the intended benefits of its business strategy. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and in subsequent and future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except share and per share data)	For The Three Months Ended March 31, 2026	For The Three Months Ended March 31, 2025
Revenue:
License and other revenue	$—	$130
Total revenue	—	130
Operating expenses:
Research and development	11,181	6,659
General and administrative	6,665	6,021
Total operating expenses	17,846	12,680
Loss from operations	(17,846)	(12,550)
Other income (expense), net	858	2,315
Loss before provision for income taxes	(16,988)	(10,235)
Provision for income taxes	—	—
Net loss	$(16,988)	$(10,235)
Net loss per share of Series A preferred stock, basic and diluted	$—	$(141.57)
Weighted-average Series A preferred stock shares outstanding, basic and diluted	—	1,250
Net loss per share of common stock, basic and diluted	$(0.12)	$(0.14)
Weighted-average common stock shares outstanding, basic and diluted	136,171,393	71,045,265

Select Condensed Consolidated Balance Sheet Data
Unaudited

(in thousands)	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$165,598	$90,447
Working capital(1)	144,397	66,080
Total assets	225,628	150,934
Total stockholders’ equity	198,269	130,660
(1)Working capital defined as current assets less current liabilities
Contact
Investor Relations & Media
Victoria Fort
VFort@ovidrx.com
202.361.0445